Exhibit 99.1

BioDelivery Sciences and FDA Reach Agreement on BNX Development Plan

Program remains on target for first-half of 2013 NDA filing

RALEIGH, N.C., February 28, 2012 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) today announced that it has reached agreement with the U.S. Food and Drug Administration (FDA) on the development program for BEMA Buprenorphine/Naloxone (BNX) that should result in a New Drug Application (NDA) filing for the treatment of opioid dependence in the first half of 2013.

BDSI recently met with the FDA and discussed the results of its recently completed pharmacokinetic study (BNX-102) and development plan, which includes a pivotal pharmacokinetic study (BNX-103) comparing BNX to Suboxone in normal volunteers and a supporting safety study in opioid dependent patients. The FDA concurred with BDSI’s strategy while requesting one additional, non-comparative pharmacokinetic study examining the effects of multiple BNX films administered concurrently. A similar study was requested and completed as part of the NDA for BDSI’s approved product ONSOLIS.

“By proactively meeting with the FDA to discuss and confirm our NDA requirements for BNX, we believe we have increased the likelihood of a timely filing and approval for a promising product that could offer both patients and healthcare providers with a convenient and effective alternative treatment option for opioid dependence,” stated Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI.

Following the multi-film study, BDSI plans on initiating the pivotal pharmacokinetic study and the safety study by mid-2012. Results of the pivotal pharmacokinetic study are anticipated to be available within three months of initiation and the safety study by early 2013. This will allow for an anticipated NDA filing in the first half of 2013.

About BEMA Buprenorphine/Naloxone (BNX) and Opioid Dependence

BNX is being developed for the treatment of opioid dependence and contains the same drug components as Suboxone, the only currently marketed formulation of buprenorphine and naloxone. Buprenorphine reduces the craving and withdrawal effects from the dependent opioid, and the opioid antagonist, naloxone, is present to deter abuse.

Opioid dependence is a significantly undertreated condition in the U.S., with nearly 2 million people dependent on prescription opioids. Reckitt Benckiser’s Suboxone (buprenorphine/ naloxone), which was approved for the treatment of opioid dependence in 2002, has been shown to be a highly effective treatment option and, as a result, currently generates annual sales of more than $1.2 billion, growing over 20% in 2011 according to data from Wolters Kluwer. BDSI believes that BNX, which uses BDSI’s proprietary BEMA delivery technology, has the potential to offer advantages over Suboxone and could seize a meaningful share of this rapidly growing market.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Pharmaceuticals. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release, the presentation described herein and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of future clinical trials of BEMA Buprenorphine/Naloxone and the FDA’s review of such product as well as such product’s ability to compete with currently approved products for the same indication) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com